Exhibit 99.1

SBT Bancorp, Inc. Reports 2008 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--February 11, 2009--SBT Bancorp, Inc. (the "Company"), (OTCBB: SBTB), the holding company for The Simsbury Bank & Trust Company, today announced net income of $286,000 or $0.33 per diluted share, for the quarter ended December 31, 2008 compared to $485,000, or $0.56 per diluted share, for the quarter ended December 31, 2007. For the year of 2008, the Company incurred a net loss of $645,000 or $0.75 per diluted share primarily due to an impairment charge on Fannie Mae and Freddie Mac preferred stock of $1,755,000. Net income for the year ending December 31, 2007 was $1,140,000 or $1.33 per diluted share. The Company ended the year with $241 million in total assets, an increase of $30 million or 14% compared to December 31, 2007.

Earnings for the year ended December 31, 2008 were impacted by several non-recurring items. These included: (1) securities impairment charges of $1,755,000 for Company holdings of Fannie Mae and Freddie Mac preferred stock. Exposure to further charges on these securities is now limited to $17,000. (2) Reconfiguration charges of $485,000 for re-aligning the Company’s Albany Turnpike service network. Future annual expenses to operate the Company’s Albany Turnpike service network are now reduced by $275,000. And, (3) Bank Owned Life Insurance (BOLI) death benefit income of $328,000.

During the quarter ended December 31, 2008, securities impairment charges for Fannie Mae and Freddie Mac preferred stock were $87,000 and Albany Turnpike reconfiguration charges were $299,000. Additionally, the Company recognized a tax benefit of $650,000 associated with the securities impairment charges taken earlier in the year.

On December 31, 2008 loans outstanding were $180 million, an increase of $14 million or 8% over a year ago. With a loan loss provision of $200k in the fourth quarter and $450k for the entire year, the Company's allowance for loan losses ended the year at 1.12% of total loans. The profile of the Company’s loan portfolio remained relatively low-risk throughout 2008. At yearend, 73% of total loans were conventionally underwritten residential mortgages and consumer home equity lines and loans. Commercial loans represent the balance or 27% of the Company’s total loans. The Company’s commercial portfolio’s exposure to commercial real estate concentrations is relatively conservative. Total exposure to builder and land development loans and non-owner occupied commercial real estate was $14 million at yearend, 8% of total loans and 88% of total capital. The Company had non-accrual loans totaling $561k, 0.31% of total loans, on December 31, 2008. Loans 30 days or more delinquent totaled $414k, 0.23% of total loans.

Total deposits on December 31, 2008 were $221 million, an increase of $34 million or 18% over a year ago. Core deposits (Demand, Savings and NOW accounts) increased by $13 million or 10% and Time Deposits increased by $21 million or 33%. The Company continues to maintain a low-cost mix of deposits. At yearend, 17% of total deposits were in non-interest bearing demand accounts, 45% were in low-cost savings and NOW accounts, and 38% were in time deposits.

Net interest and dividend income for 2008 totaled $8,022,000, an increase of 2% or $150,000 over 2007. This increase was driven by the 14% growth in the balance sheet. Non-interest income in 2008, excluding securities impairment charges, equaled $1,601,000, an increase of $8,000 over non-interest income in 2007. Several items contributed to this difference. Revenue from service charges and fees increased $115,000, or 12%. Gain on sales of securities was $10,000 in 2008 compared to a loss of $86,000 in 2007. Offsetting these increases in revenue was a decline in Bank Owned Life Insurance death benefit income from $613,000 in 2007 to $328,000 in 2008.

Non-interest expense for 2008 totaled $8,831,000, an increase of $930,000 over 2007. The bulk of this increase was from one-time charges of $485,000 for reconfiguration of the Company’s Albany Turnpike service network. Also contributing was an increase for FDIC Insurance assessed to all banks. This amounted to approximately $100,000 for the Company.

Capital levels for the Simsbury Bank & Trust Company remain well in excess of those required to meet the regulatory “well-capitalized” designation.

Capital Ratios 12/31/08
	The Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.00%	5.00%
Tier 1 Risk-Based Capital Ratio	10.88%	6.00%
Total Risk-Based Capital Ratio	12.13%	10.00%

“We are currently in the midst of a financial market crisis unlike any since the 1930’s” said SBT Bancorp President and CEO, Martin J. Geitz. “During 2008, SBT Bancorp’s results were dominated, like many other financial institutions throughout the country, by an impairment charge on Fannie Mae and Freddie Mac preferred stock. Despite this one-time charge, the Company remains well capitalized and enjoys a strong and liquid balance sheet.”

“Over the past several months we have taken action to position the Company to weather the current economic storm. Although the Company’s capital position is secure and balance sheet is solid, we will be participating in the U.S. Treasury Department’s Capital Purchase Program. The additional capital will enhance our capacity and flexibility to serve the needs of our consumer and business customers. During the second half of 2008 we reconfigured our Albany Turnpike service network which will allow us to operate more efficiently in that market. Additionally, we have taken steps to reduce annual operating expenses by more than $400k. These steps include eliminating 2009 salary increases and bonus payments, paring back discretionary expenses such as marketing, and re-negotiating contractual professional fees.”

“As we face the challenges brought about by these difficult economic times, we will focus on leveraging our low-cost deposit funding and low-risk loan portfolio to maintain SBT Bancorp’s strong capital position and build shareholder value.”

The Simsbury Bank & Trust Company is an independent, locally-controlled, customer-friendly commercial bank for businesses and consumers; the Bank has approximately $240 million in assets. The Bank serves customers through full-service offices in Simsbury, Avon, Bloomfield and Granby, and a Business Office in Canton, Connecticut, SBT Online Internet banking at simsburybank.com, free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program in addition to thousands of ATM locations world-wide, and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. The stock of the Bank’s parent company, SBT Bancorp, Inc., is traded over-the-counter under the ticker symbol of OTCBB: SBTB. Visit the Bank’s website at www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except for per share amounts)

	12/31/2008	12/31/2007

ASSETS
Cash and due from banks	$11,392	$13,424
Interest-bearing deposits with Federal Home Loan Bank	116	26
Federal funds sold	1,800	2,300
Money market mutual funds	3,027	4
Cash and cash equivalents	16,335	15,754

Interest-bearing time deposits with other bank	7,320	-
Investments in available for sale securities (at fair value)	32,997	24,871
Federal Home Loan Bank Stock, at cost	631	631

Loans outstanding	180,091	165,690
Less allowance for loan losses	2,017	1,925
Loans, net	178,074	163,765

Premises and equipment	846	1,223
Accrued interest receivable	836	808
Bank owned life insurance	1,204	1,818
Other assets	2,513	1,520
Total other assets	5,399	5,369

TOTAL ASSETS	$240,756	$210,390

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Demand deposits	$38,288	$40,196
Savings and NOW deposits	98,264	83,444
Time deposits	84,327	63,166
Total deposits	220,879	186,806

Federal Home Loan Bank advance	1,000	2,000
Securities sold under agreements to repurchase	577	1,363
Due to Broker	-	1,433
Other liabilities	1,454	1,470
Total liabilities	223,910	193,072

Stockholder's equity:
Common stock, no par value; authorized 2,000,000 shares;
issued and outstanding 864,976 shares in 2008;
850,896 shares in 2007	9,328	8,975
Retained earnings	7,543	8,603
Accumulated other comprehensive loss	(25)	(260)
Total stockholders' equity	16,846	17,318

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$240,756	$210,390

SBT BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the Quarter Ended		For the Year Ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Interest and dividend income
Interest and fees on loans	$2,484	$2,453	$9,814	$9,657
Investment securities	292	338	1,105	1,492
Federal funds sold and overnight deposits	19	28	145	200
Total interest and dividend income	2,795	2,819	11,064	11,349

Interest expense
Deposits	774	837	2,976	3,355
Repurchase agreements	4	11	48	37
Federal Home Loan Bank advances	14	14	18	85
Total interest expense	792	862	3,042	3,477

Net interest and dividend income	2,003	1,957	8,022	7,872

Provision for loan losses	200	250	450	250

Net interest and dividend income
after provision for loan losses	1,803	1,707	7,572	7,622

Noninterest income (charge)
Service charges on deposit accounts	116	116	479	414
Gain (loss) on sales of available-for-sale securities	-	(86)	10	(86)
Write-down of available-for-sale securities	(87)	(228)	(1,755)	(228)
Other service charges and fees	140	132	576	526
Increase in cash surrender value
of life insurance policies	12	2	61	115
BOLI death benefit income	-	613	328	613
Loss on loans sold	-	(1)	-	(1)
Investment services fees and commissions	16	45	82	211
Other income	9	10	65	29
Total noninterest income (charge)	206	603	(154)	1,593

Noninterest expense
Salaries and employee benefits	1,141	1,045	4,285	4,166
Premises and equipment	406	378	1,699	1,507
Impairment of operating lease	299	-	299	-
Advertising and promotions	105	77	384	336
Forms and supplies	34	26	152	127
Professional fees	211	74	408	417
Directors fees	45	36	146	141
Correspondent charges	68	48	241	187
Postage	28	25	106	93
Other expenses	337	224	1,111	927
Total noninterest expense	2,674	1,933	8,831	7,901

(Loss) income before income taxes	(665)	377	(1,413)	1,314

Income tax (benefit) provision	(951)	(108)	(768)	174

Net income (loss)	$286	$485	$(645)	$1,140

Average shares outstanding, basic	864,976	850,896	860,030	849,468
Net income (loss) per share, basic	$0.33	$0.57	$(0.75)	$1.34

Average shares outstanding, assuming dilution	865,276	859,128	860,030	858,873
Net income (loss) per share, assuming dilution	$0.33	$0.56	$(0.75)	$1.33

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
Fax: 860-408-4679
abisceglio@simsburybank.com